EXHIBIT 4.13



                            DATED 23 AUGUST 1999
                            --------------------








                  (1) LOMBARD NATWEST DISCOUNTING LIMITED



                          (2) NIAGARA CORPORATION



                      (3) NIAGARA LASALLE (UK) LIMITED










                          INTERCREDITOR AGREEMENT



Ref: RHH/PAJ/Bircorp186053

Eversheds
115 Colmore Row
Birmingham
B3 3AL



THIS AGREEMENT is made on the          23rd August              1999
--------------

BETWEEN:-
---------


(1) Lombard NatWest Discounting Limited (registered number 943038), whose registered office is at Smith House, PO Box 50, Elmwood Avenue, Feltham, Middlesex, TW13 7WD ("LND") as financier under an invoice discounting agreement dated 23 August 1999 made between LND (1) and the Borrower (2) (the "Invoice Discounting Agreement"), which expression shall be deemed to include any amendments, supplements, accessions, variations or additions made in accordance with the terms of the Invoice Discounting Agreement;

(2) Niagara Corporation, a Delaware Corporation whose principal place of business is at 667 Madison Avenue, New York, New York 10021, United States of America ("Niagara"); and

(3) Niagara LaSalle (UK) Limited (registered number 3725308), whose registered office is at Victoria Steel Works, Bull Lane, Moxley, Wednesbury, WS10 8RS (the "Borrower") (together the "Parties")

NOW IT IS HEREBY AGREED AS FOLLOWS:
----------------------------------

1. Except where expressly stated to the contrary, or where the context otherwise requires, terms defined in the Invoice Discounting Agreement shall have the same meanings when used in this Agreement. In this Agreement, the following terms have the following meanings:


          "Discharge Date"             means the date on which LND's
                                       Liabilities under the Invoice
                                       Discounting Agreement have been
                                       irrevocably paid or discharged in full;
          "LND's Liabilities"          means all moneys and liabilities,
                                       whatsoever and wherever, actual or
                                       contingent, and  whether as principal or
                                       surety, presently or in the future due,
                                       owing or incurred by the Borrower to LND
                                       under the Invoice Discounting
                                       Agreement and the other Discounting
                                       Documents;
          "Shares"                     means any share capital in the Borrower
                                       whether issued now or in the future;
          "Subordinated Liabilities"   means all moneys and liabilities,
                                       whatsoever and wherever, actual or
                                       contingent, and whether as principal or
                                       surety, presently or in the future due,
                                       owing or incurred by the Borrower to
                                       Niagara under the Intra Group Loan
                                       Agreement including, without limitation, all interest, fees and related costs.

2. In consideration of LND entering into the Invoice Discounting Agreement and making available the Invoice Discounting Facility to the Borrower, until the Discharge Date, Niagara and the Borrower jointly and severally agree and undertake with LND in the terms set out in this Agreement.

3. The Borrower shall ensure that, until the Discharge Date and other than as permitted by the terms of the Invoice Discounting Agreement, it shall not pay (or make) any dividend (or other distribution) in respect of the Shares without the prior written consent of LND, or make any repayments or prepayments of principal (or interest) to Niagara in respect of the Subordinated Liabilities, but the parties acknowledge that the provision of this clause 3 and clauses 6.3, 6.5 and 6.9 of this Agreement will not restrict the repayment of loans made to the Borrower by Niagara pursuant to clause 12.3.4 or 12.2.20 of the Invoice Discounting Agreement unless at that time (i) any payment of monies due owing or incurred under the Invoice Discounting Agreement remains unpaid or (ii) the financial covenants contained in clause 12.4 of the Invoice Discounting Agreement have not been met or
     (iii) a Default or Potential Default has occurred and is continuing.

4. Any moneys received by Niagara from the Borrower in breach of the undertaking in clause 3 shall be deemed never to have been paid by the Borrower to Niagara.

5. Niagara acknowledges and undertakes to LND that any repayments, prepayments, dividends or distributions received by it from the Borrower in breach of clause 3 are deemed to be held on trust by Niagara for and on behalf of LND and shall be paid to LND, together with interest accrued at 2 per cent above the base rate of National Westminster Bank Plc from time to time starting from the date of receipt by Niagara, within 3 Business Days of receipt.

6.   Until the Discharge Date:-

     6.1 Niagara undertakes to LND that Niagara shall not transfer any part of the Subordinated Liabilities or the benefit of the Intra Group Loan Agreement nor transfer any Shares held by Niagara (or its interest and entitlement thereto) to any person, and the Borrower undertakes that it shall not register any transfer of any Shares;

     6.2 other than the Shares already issued to Niagara and referred to in Clause 2.3 of paragraph 2 of Schedule 1 to the Invoice Discounting Agreement, the Borrower undertakes to LND that it shall not issue any further Shares in the Borrower to any other person;

     6.3 the rights of Niagara in respect of the Subordinated Liabilities (and the obligations of the Borrower in respect of the Subordinated Liabilities) are subordinated (and postponed in all respects) to the rights of LND (and the obligations of the Borrower) under the Invoice Discounting Agreement and the other Discounting Documents and accordingly repayments of any amount (whether of principal or interest) under the Subordinated Liabilities shall only be made to Niagara after the Discharge Date;

     6.4 if the Subordinated Liabilities or any part thereof are converted into Shares, the Borrower undertakes not to declare any dividends in respect of such Shares, or make any distributions, without the prior written consent of LND;

     6.5 Niagara and the Borrower undertake that the Subordinated Liabilities shall not be paid by the Borrower until after the point in time that LND has received repayment of the Invoice Discounting Facility or any other monies or liabilities due, owing or incurred under the Invoice Discounting Agreement;

     6.6 Niagara undertakes not to demand, claim, sue or prove for or receive payment of any of the Subordinated Liabilities or continue with any demand, claim, proof or suit in respect thereof which it may previously have made or commenced;

     6.7 the Borrower undertakes not to create any kind of Security Interest under which the Subordinated Liabilities or any part or parts thereof are to be secured in favour of Niagara;

     6.8 Niagara and the Borrower undertake not to vary, alter or amend in any way the Intra Group Loan Agreement or the terms upon which the Subordinated Liabilities have been made available without obtaining LND's prior written consent;

     6.9 LND's Liabilities shall always rank above and in priority to the Subordinated Liabilities in all respects; and

     6.10 Available Headroom: it will ensure that, at all times during the Invoice Discounting Facility, the Available Headroom is a minimum amount of (pound)2,500,000 (two million five hundred thousand pounds Sterling) and to the extent that the Available Headroom falls below such amount and to the extent that loans ("Intra Group Loans") to the Initial Client (but excluding for this purpose the Subordinated Loan which shall not be counted towards calculation of the Available Headroom) are less than (pound)2,500,000, will procure that the Holding Company will lend to the Initial Client such sums (on an interest free and unsecured basis so as to increase the amount of the Intra Group Loans up to a maximum amount of (pound)2,500,000) as will result in the Available Headroom being restored to the amount referred to above.

            If the opinion of LND, (after the increase of such Intra Group Loans) the Available Headroom is still less than (pound)2,500,000 it will take all steps open to it to create the circumstances to permit that the Holding Company will lend to the Initial Client such additional sums (on an interest free and unsecured basis) up to an additional maximum amount of (pound)2,500,000 (Two million five hundred thousand Pounds Sterling) subject to the Holding Company obtaining all required approvals from MTT (as agent) and NWB

            PROVIDED THAT the Holding Company's obligations to inject such funds by way of loan under this Clause 12.2.20 can never exceed the principal amount of (pound)5,000,000 (Five million Pounds Sterling)

7. Other than under LND's rights to assign or transfer the benefit of the Invoice Discounting Agreement in the circumstances envisaged by Clauses 19.3 and 19.4 of the Invoice Discounting Agreement, the rights and obligations under this Agreement may not be assigned or transferred by any Party to any other person, without the prior written consent of each of the others.

8. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument.

9. Every notice made under this Agreement shall be given in writing and shall be sent:

     9.1    in the case of the Borrower, to its address at:

            Victoria Steel Works,
            Bull Lane,
            Moxley,
            Wednesbury
            West Midlands WS10 8RS
            Facsimile : 0121 556 7623
            Attention : Tony Bagshawe;
            with a copy to Niagara at the address and to the addressee set out below

     9.2    in the case of LND, to its address at:

            Smith House
            PO Box 50
            Elmwood Avenue,
            Feltham
            Middlesex TW13 7WD
            Facsimile : 0181 895 7568
            Attention : The Company Secretary; and
            with a copy to :
            Lombard Nat West Commercial Services Limited
            Alexandra House
            Lawnswood Park
            Redvers Close
            Leeds
            LS16 6QY
            Facsimile : 0113 230 6690
            Attention : Ian Conway

     9.3    in the case of Niagara, to its address at:

            667 Madison Avenue,
            New York 10021
            United States of America
            Facsimile : 001 212 317 1001
            Attention : Michael Scharf; or

     9.4 to such other address or facsimile number as any of the above Parties may from time to time notify to each of the other Parties in writing.

10. Every notice sent pursuant to this Agreement:

     10.1  personally, shall be deemed to have been received on delivery;

     10.2 by facsimile shall be confirmed by posting first class post, and shall be deemed to have been received three Business Days after posting and not, for the avoidance of doubt, on transmission of the facsimile; and

     10.3 by first class post, shall be deemed to have been received three Business Days after posting.

11. This Agreement shall be governed by, and construed in accordance with, English law and the Parties hereto submit to the exclusive jurisdiction of the English Courts in respect of any dispute arising out of it.


EXECUTED as a Deed
by LOMBARD NATWEST DISCOUNTING LIMITED                    /s/ IAN CONWAY
acting by its authorised signatory in the presence of:-

                                                          R.D. Hague-Holmes
                                                          115 Colmore Row
                                                          Birmingham
                                                          B3 3AL


EXECUTED as a Deed
by NIAGARA CORPORATION
acting by its duly authorised officers:-


                                                          /s/ MICHAEL SCHARF
                                                              PRESIDENT


                                                          /s/ RAYMOND ROZANSKI
                                                              VICE PRESIDENT



EXECUTED as a Deed
by NIAGARA LASALLE (UK) LIMITED
acting by its duly authorised officers:-


                                                          /s/ TONY BAGSHAWE



                                                          /s/ RAYMOND ROZANSKI